EXHIBIT 10.47

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (“Agreement”) is made this 23rd day of September, 2013, by and between Plaintiff Electromed, Inc., and all of its subsidiaries, affiliated and parent corporations, partners, joint ventures, partnerships, predecessors, assignees or successors in interest, and any of its current or former trustees, directors, officers, agents, attorneys, partners, insurers, employees, stockholders, representatives, assigns, and successors (hereinafter referred to as “Electromed” or the “Company”), and Defendant Eileen M. Manning, on behalf of herself, any entity through which she conducts her business (including, but not limited to, The Event Group, Incorporated), her agents, attorneys, decedents, ancestors, dependents, heirs, executors, administrators, assigns, and successors, past and present (hereinafter referred to as “Manning”).

RECITALS

WHEREAS, a lawsuit captioned Electromed, Inc. v. Eileen M. Manning and Robert D. Hansen, Court File No. 70-cv-12-24946, is currently pending in the Minnesota District Court, County of Scott (the “Litigation”);

WHEREAS, Electromed asserted claims and defenses against Manning based on alleged violations of the Securities Exchange Act of 1934;

WHEREAS, Manning asserted claims against Electromed based on alleged violations of Minnesota Statute Section 302A.751;

WHEREAS, Electromed voluntarily dismissed its affirmative claims against Manning pursuant to Minnesota Rule of Civil Procedure 41.01;

WHEREAS, Electromed and Manning now desire to fully and completely resolve the outstanding Litigation between and among them; to ensure that they have amicably resolved and settled all possible differences, claims or matters pertaining to, arising from, or associated with any events occurring prior to the date of this Agreement, including but not limited to any and all claims made in the Litigation;

NOW, THEREFORE, for and in consideration of the execution of this Settlement Agreement and Release and the mutual covenants contained in the following paragraphs, the Parties agree as follows:

1.                   Consideration. In consideration for the mutual releases contained herein, the Parties agree to each of the following conditions:

a.                   Manning.

                                                               i.      Manning agrees that for a period of three (3) years from the full execution of this Agreement, she will not, whether alone or in conjunction with others (including by providing financing or forming, joining, or in any way participating in any “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934)), directly or indirectly: (a) propose any alternate board nominees or make any other proposal at any annual or special meeting of the Electromed shareholders; (b) participate in any proxy solicitations or proxy contests, or seek to advise or influence any person with respect to the voting of any securities of Electromed; (c) vote any proxies except for her own shares or shares under her control (such as those held by The Event Group, Incorporated), or for shares held for her by a broker (such as Feltl); (d) initiate any discussions about Electromed's management with any shareholders of Electromed, except at the meeting set forth in Paragraph 1(b)(i) herein; (e) call or seek to call any special meeting of the Electromed shareholders; or (f) engage in, or participate in any way in, any transaction regarding control of Electromed that has not been approved by the Board, or otherwise seek control of or influence over the management, board of directors, business or policies of the Company; provided, however, that Manning is not prevented from, or required to seek Board approval prior to, selling or attempting to sell any of her existing shares of Electromed stock or acquiring or purchasing additional shares of Electromed stock.

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                                                              ii.      Manning agrees that if any Electromed shareholder contacts her about Electromed during the three-year time period set forth in the preceding paragraph, she will limit her response to the following statement: “I am not able to discuss the Company. If you have questions, you should contact the CEO or one of the board members.”

                                                            iii.      Within two (2) business days of the full execution of this Agreement, Manning agrees to send Electromed a letter in the form attached hereto as Exhibit A, withdrawing her nominations of Ann Hoven and James Schollett for board of director positions at the November 2012 election.

                                                            iv.      Within two (2) business days of the full execution of this Agreement, Manning agrees to provide Ann Hoven the withdrawal of consent form attached hereto as Exhibit B, and to, in good faith, request Ann Hoven withdraw her consent to be nominated as a member of Electromed’s board of directors at the November 2012 election. Manning shall not communicate to Ann Hoven, directly or indirectly, that Ann Hoven should not execute and deliver to Electromed the withdrawal of consent.

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b.                   Electromed.

                                                               i.      Electromed agrees that on Tuesday, September 24, 2013, at 9:00 a.m., George Winn, director of Electromed and/or Bill Eckles, director of Electromed, and Kathleen Skarvan, CEO of Electromed, will meet with Manning at a conference room at the Lexington Inn & Suites in New Prague, MN (to be arranged and paid for by Electromed), without attorneys present. Electromed agrees that the meeting will last up to two hours, and that Manning will have the right to determine when the meeting has ended.

2.                   Mutual Releases. The Parties hereby knowingly, voluntarily and irrevocably release and discharge each other and their respective officers, stockholders, directors, employees, independent contractors, insurers, attorneys and agents, and their respective successors, heirs and assigns, of and from all claims, causes of action, suits, debts, sums of money, accounts, covenants, contracts, agreements, promises, damages, and demands of every kind, arising on or before the date of this Settlement Agreement and Release that arise out of or relate to (a) the claims, defenses, or allegations set forth in the Litigation, or which could have been alleged or asserted in the Litigation; or (b) Manning’s or The Event Group, Incorporated’s work for Electromed; provided, however, that nothing herein is intended to release, nor shall be construed as releasing the parties from their obligations or representations set forth in this Agreement.

3.                   Attorneys’ Fees and Costs. The Parties will be responsible for their own costs, expenses and attorneys’ fees, and neither side will make any payment to the other. Provided, however, that in any action by Electromed to enforce its rights under this Agreement, Electromed agrees to pay Manning’s reasonable attorney’s fees, disbursements, and other costs incurred in such action if Manning prevails in such action, and that in any action by Manning to enforce her rights under this Agreement, Manning agrees to pay Electromed’s reasonable attorney’s fees, disbursements, and other costs incurred in such action if Electromed prevails in such action.

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4.                   The Court’s June 27, 2013 Discovery Order. The Parties agree that Manning is relieved of any obligation under the Court’s June 27, 2013 Discovery Order.

5.                   Jointly Drafted. This Settlement Agreement and Release was jointly drafted by both Parties and the rule that ambiguities will be construed against the drafter is inapplicable.

6.                   Entire Agreement. The Parties agree that this Settlement Agreement and Release supersedes any prior arrangements, agreements or contracts, whether written, oral or implied (in law or fact), between them and contains the entire understanding and agreement between the parties.

7.                   Stipulation of Dismissal. Upon execution of this Settlement Agreement and Release, the Parties shall execute the stipulation of dismissal with prejudice attached hereto as Exhibit C; within 7 calendar days thereof, Manning shall file the Stipulation of Dismissal.

8.                   Choice of Law. This Settlement Agreement and Release, and any dispute arising out of this Settlement Agreement and Release, shall be governed by the laws of the State of Minnesota without regard to principles of conflicts of law.

9.                   Jurisdiction and Venue. Any dispute arising out of or related to this Settlement Agreement and Release, or any breach or alleged breach thereof, shall be venued exclusively either in Hennepin County, Minnesota District Court or the United States District Court for the District of Minnesota. Each party consents to the exclusive jurisdiction and venue of these courts and waives any argument that such courts lack jurisdiction, constitute improper venues, or are fora non conveniens.

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10.                Counterparts. The parties agree that this Agreement may be executed in counterparts and transmitted via facsimile or other electronic communication, which shall together constitute one and the same instrument.

Dated: September 23, 2013	Electromed, Inc.

	By:	/s/ Kathleen Skarvan

	Its:	CEO

Dated: September 23, 2013	Eileen M. Manning

/s/ Eileen M. Manning

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